NioCorp Reports Fiscal 2017 Second Quarter Financial Results

CENTENNIAL, Colo. – February 3, 2017 – NioCorp Developments Ltd. (“NioCorp” or the “Company”) (TSX: NB; OTCQX: NIOBF; and FSE: BR3) today released its financial results for the quarter ending December 31, 2016. The Company concluded the quarterly period with a cash balance of US$0.7 million, compared to US$4.4 million at June 30, 2016.

NioCorp’s financial results for the second quarter of fiscal 2017 include the following:

  Cash and cash equivalents at December 31, 2016 totaled US$0.7 million.
  A net loss of US$3.5 million, or US$0.02 per common share, for the three-month period ended December 31, 2016 (FY 2015: US$2.8 million or US$0.02 per common share, respectively).
  Exploration expenditures at the Company’s Elk Creek Project totaled US$2.4 million (FY 2015: US$0.4 million).

NioCorp’s financial results for year to date 2017 include the following:

  A net loss of US$6.3 million, or US$0.03 per common share (FY 2015: US$5.6 million or US$0.04 per common share, respectively).
  Exploration expenditures totaled US$4.4 million (FY 2015: US$2.4 million), as noted below.
	For the six months ended December 31, (US$000’s)
	2016	2015
Technical studies and engineering	$1,988	$1,470
Field management and other	633	301
Drilling	—	281
Metallurgical development	1,691	110
Geologists and field staff	55	234
Total	$4,367	$2,396

As of December 31, 2016, the Company had total assets of US$11.8 million, total liabilities of US$8.6 million, and a working capital deficiency of US$6.9 million. These figures compare to total assets of US$15.2 million, total liabilities of $9.1 million and working capital of US$2.3 million at June 30, 2016. This change in working capital is the result of two primary factors: Our continued work towards completion of the Feasibility Study primarily related to engineering and metallurgical development, and the transfer of the Lind Convertible Security from a long-term liability to a current liability based on maturity date. Following the execution of the Lind Convertible Security Agreement in December 2015, US$1.4 million of the Convertible Security has been converted into NioCorp equity, thereby reducing the outstanding liability. Additional components of this Convertible Security may be converted into equity at the discretion of the debt holder, however, there is no obligation that the debt holder convert any additional portion of the debt prior to the expiration of the Convertible Security.

Details of the Company’s fiscal second quarter 2017 results can be found in Form 10-Q, filed today with the U. S. Securities and Exchange Commission (“SEC”) (http://www.sec.gov), on SEDAR (http://www.sedar.com) and on NioCorp’s website (http://www.niocorp.com).

On Behalf of the Company:

“Neal S. Shah”

Neal S. Shah
Chief Financial Officer

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NioCorp Reports Highlights of Fiscal 2nd Quarter Fiscal 2017 Financial Results	Page 2

Source: NioCorp Developments, Ltd.
@NioCorp $NB $NIOBF #Niobium #Scandium #ElkCreek

For More Information

Contact Jim Sims, VP of External Affairs, NioCorp Developments, Ltd., 720-639-4650, jim.sims@niocorp.com

About NioCorp

NioCorp is developing the Elk Creek Niobium / Scandium / Titanium project in Southeast Nebraska. Niobium is used to produce High Strength, Low Alloy ("HSLA") steel, which is a lighter, stronger steel used in automotive, structural, and pipeline applications. Scandium can be combined with Aluminum to make an alloy with increased strength and improved corrosion resistance. Scandium is also a critical component of advanced solid oxide fuel cells. Titanium is a key component of pigments used in paper, paint and plastics and is also used for aerospace applications, armor and medical implants.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this document may constitute forward-looking statements, including but not limited to, statements regarding the anticipated filing date of the Form 10-Q and the accompanying financial statements for the quarterly period ended December 31, 2016 and statements regarding exploration and development of the Company’s Elk Creek project, statements regarding any capital raising activities including any proposed equity or debt financings and the timing of such capital raising activities. Such forward-looking statements are based upon NioCorp’s reasonable expectations and business plan at the date hereof, which are subject to change depending on economic, political and competitive circumstances and contingencies. Readers are cautioned that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause a change in such assumptions and the actual outcomes and estimates to be materially different from those estimated or anticipated future results, achievements or position expressed or implied by those forward-looking statements. Risks, uncertainties and other factors that could cause NioCorp’s plans or prospects to change include changes in demand for and price of commodities (such as fuel and electricity) and currencies; changes or disruptions in the securities markets; legislative, political or economic developments; the need to obtain permits and comply with laws and regulations and other regulatory requirements; the possibility that actual results of work may differ from projections/expectations or may not realize the perceived potential of NioCorp’s projects; risks of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in development programs; operating or technical difficulties in connection with exploration, mining or development activities; the speculative nature of mineral exploration and development, including the risks of diminishing quantities of grades of reserves and resources; risks involved in the exploration, development and mining business and the risks set forth under the heading “Risk Factors” in the Company’s S-1 registration statement and other filings with the SEC at www.sec.gov. NioCorp disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.